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                                                                     EXHIBIT 3.0

                         AMERICAN REALTY INVESTORS, INC.

                            CERTIFICATE OF WITHDRAWAL
                               OF PREFERRED STOCK

                  Decreasing the Number of Authorized Shares of
               and Eliminating Series F Redeemable Preferred Stock

     American Realty Investors, Inc. is desiring to amend its Articles of Incorporation, as heretofore amended, as more particularly described hereinafter, hereby certifies as follows:

     1. The name of the Corporation (the "Corporation") whose Articles of Incorporation, as heretofore amended (the "Articles of Incorporation") are being amended hereby is American Realty Investors, Inc.

     2. Set forth immediately below is the text of the amendments (the "Amendments") to the Articles of Incorporation being made hereby.

                                       A.

     Section 1 of the Designation (the "Designation") of the authorized number, preferences, limitations and relative rights of the Corporation's Series F Redeemable Preferred Stock is hereby amended to read as follows:

          1. Number of Shares. The number of shares which shall constitute the Series F Preferred Stock shall be such number as may actually be issued by the Corporation, not to exceed a maximum of zero shares.

                                       B.

     The Designation, as amended by item A above, is hereby deleted from the Articles of Incorporation.

     Except as hereby amended, the Articles of Incorporation remain and shall remain in full force and effect.

     3. The Amendments were adopted by the Corporation's Board of Directors by unanimous written consent June 12, 2002. There being no Holders of the Series F Stock, no approval was required or obtained.

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     Dated this 18/th/ day of June, 2002.



                                       American Realty Investors, Inc.



                                       By:     /s/ Robert A. Waldman
                                          --------------------------------------
                                          Robert A. Waldman, Secretary

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